Exhibit 8
Subsidiaries of SuperCom Ltd.

Name of Subsidiary	Jurisdiction of Organization	Percent Owned

SuperCom, Inc.	United States	100%
SuperCom Asia Pacific Ltd.	Hong Kong	100%
SuperCom Slovakia A.S.	Slovakia	66%

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